PROSPECTUS
                                APRIL 22, 1998

                        THE DEFENSIVE EQUITY PORTFOLIO
                    OF ANALYTIC OPTIONED EQUITY FUND, INC.
                                (800) 374-2633

       A NO-LOAD, OPEN-END FUND WITH NO SALES CHARGE OR REDEMPTION FEE.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Benefits to Investors......................................................   3
Fund Expense Table.........................................................   4
Financial Highlights.......................................................   5
How Performance is Calculated..............................................   6
The Fund...................................................................   7
Investment Objective and Policies..........................................   7
  Covered Option Writing...................................................   8
  Risks of Option Writing..................................................  11
  Hedging Transactions.....................................................  12
  Risk Factors in Hedging Transactions.....................................  16
  Other Investment Techniques..............................................  17
  Portfolio Turnover.......................................................  20
  Further Information......................................................  20
Management of the Fund.....................................................  20
How to Purchase Shares.....................................................  24
How to Redeem Shares.......................................................  26
How to Exchange Shares.....................................................  29
Shareholder Accounts.......................................................  31
Tax Sheltered Retirement Plans.............................................  31
Withdrawal Plan............................................................  32
Dividends, Distributions and Taxes.........................................  32
  Distributions............................................................  32
  Taxation of Shareholders.................................................  33
  Tax Considerations in Portfolio Transactions.............................  33
Capital Stock..............................................................  34
General Information........................................................  34
Glossary of Investment Terms and Stock and Debt Option Terms...............  34
Appendix...................................................................  39

  This prospectus contains concise information regarding the Fund which a prospective investor should know before investing. Additional information concerning the Fund and its investment adviser has been filed with the Securities and Exchange Commission (the "Statement of Additional Information"). The Statement of Additional Information is incorporated by reference into this Prospectus and is available without charge to investors by telephoning the Fund at (800) 374-2633.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               INVESTORS SHOULD READ AND RETAIN THIS PROSPECTUS
                            FOR FURTHER REFERENCE.

                  THE DATE OF THIS PROSPECTUS AND THE RELATED
             STATEMENT OF ADDITIONAL INFORMATION IS APRIL 22, 1998

  The Defensive Equity Portfolio of Analytic Optioned Equity Fund, Inc. (the "Fund") is a NO-LOAD, open-end, diversified investment management company, or "mutual fund". As a no-load mutual fund, shares may be purchased directly from and are redeemed by the Fund at net asset value without any sales or redemption charges. The Fund's investment adviser is Analytic.TSA Global Asset Management, Inc.

  The Fund's investment objective is to obtain a greater long-term total return and smaller fluctuations in quarterly total return from a diversified, hedged common stock portfolio than would be realized from the same portfolio unhedged. (See "Glossary" for definitions of "quarterly total return," "long-term total return" and "fluctuations in total return".)

  The Fund will attempt to achieve this objective by investing primarily in dividend paying common stocks on which options are traded on national securities exchanges and in securities convertible into common stocks, by selling covered call options and secured put options and by entering into closing purchase transactions with respect to certain of such options. The Fund may also hedge its securities by purchasing put and call options on its portfolio securities, purchasing put and selling call options on the same securities, and engaging in transactions in stock index and interest rate futures, stock index options, and options on stock index and interest rate futures.

  SPECIAL CHARACTERISTICS. The Fund may hedge against changes in stock prices by engaging in transactions involving stock index futures and their related options, and may hedge against changes in interest rates by engaging in transactions involving interest rate futures and their related options. (See "Investment Objectives and Policies-Hedging Transactions"). The Fund may also make short sales of securities "against the box" to receive interest from the proceeds of such sale and/or to defer realizing a gain or loss thereon; and enter into "repurchase agreements" subject to certain limitations (see "Other Investment Techniques").

  There is no minimum on initial or subsequent purchases of Fund shares by tax deferred retirement plans (including IRA, SEP-IRA and profit sharing and money purchase plans) or Uniform Gifts to Minors Act accounts. For other investors the minimum is $5,000 for an initial purchase and there is no minimum for subsequent purchases.

THE FUND OFFERS INVESTORS THESE BENEFITS

PROFESSIONAL MANAGEMENT.

  Founded in 1970, Analytic.TSA Global Asset Management, Inc. (the "Adviser") provides continuous professional management to the Fund's portfolio. By pooling their assets, shareholders can participate in investments that might not otherwise be available to the individual shareholder.

NO-LOAD.

  There is never any sales charge, redemption fee, or 12b-1 promotional fees when you buy or redeem shares in the Fund. All of your money goes to work immediately to achieve your investment objectives.

LIQUIDITY.

  Although the Fund is designed for long-term investment, you may redeem all or part of your Fund shares at net asset value, on any business day, without charge. Your investment is liquid.

CONVENIENCE.

  Shareholders are relieved of the administrative burden associated with the direct ownership of individual securities because the Fund handles all record keeping, collecting dividends and interest, and safekeeping of securities.

SYSTEMATIC WITHDRAWAL PLANS.

  Without cost, a shareholder may elect to receive systematic withdrawal checks on a monthly or quarterly basis.

EXCHANGE PRIVILEGES.

  Should your investment goals change, shares may be exchanged for shares of any portfolio of The Analytic Series Fund, a registered investment company for which the Adviser serves as investment adviser. If the shareholders of The Analytic Series Fund approve a proposal to merge into PBHG Advisor Funds, Inc. at a shareholder meeting currently scheduled to be held on May 28, 1998, this exchange privilege will terminate.

RETIREMENT PLANS.

  Shares of the Fund can be purchased in connection with the following tax-deferred prototype retirement plans:

  IRAs (including transfers and "rollovers" from existing retirement plans for individuals and their spouses); SEP-IRA and profit sharing and money-purchase plans for corporations, partnerships and self-employed individuals to benefit themselves and their employees.

RISK CHARACTERISTICS.

  The securities in the Fund's portfolio are subject to various risks, including equity risk, interest rate risk, and credit risk. The historical equity risk of the Fund is moderate with a risk level of 0.10% as measured by standard deviation as compared to a risk level of 0.15% for the Standard & Poor's 500 stocks. A chart comparing the Fund's equity risk to that of the Standard & Poor's 500 stocks is contained in the Fund's Annual Report to Shareholders for the period ended December 31, 1997. The Fund also has low credit risk and low interest rate risk.

FUND EXPENSE TABLE

  The following tables illustrate the expenses and fees that a shareholder of the Fund will incur. However, transaction fees may be charged if a broker-dealer or other financial intermediary deals with the Fund on your behalf (See "How to Purchase Shares"). The "other" expenses set forth below are estimates for the fiscal year ended December 31, 1998 and are based on the Fund's operations during the annual year ended December 31, 1997.

SHAREHOLDER TRANSACTION EXPENSES
Sales Load Imposed on Purchases...........................................  None
Sales Load Imposed on Reinvested Dividends................................  None
Deferred Sales Load.......................................................  None
Redemption Fees...........................................................  None
Exchange Fee..............................................................  None
ANNUAL FUND OPERATING EXPENSES
 (as a percentage of average net assets)
Investment Advisory Fees.................................................. 0.75%
12b-1 Fees................................................................  None
Other Expenses............................................................ 0.55%
                                                                           -----
Total Fund Operating Expenses............................................. 1.30%
                                                                           =====

EXAMPLE

                                             1 YEAR 3 YEARS 5 YEARS 10 YEARS
                                             ------ ------- ------- --------
You would pay the following expenses on a
 $1,000 investment, assuming (1) 5% annual
 return and (2) redemption at the end of
 each time period:                            $13     $41     $71     $157

  The purpose of the above information is to help an investor in the Fund to understand the various fees and expenses an investor will bear directly or indirectly. THE EXAMPLE IS NOT A REPRESENTATION OF PAST OR FUTURE EXPENSES AND ACTUAL EXPENSES MAY BE GREATER OR LESS THAN THOSE SHOWN.

FINANCIAL HIGHLIGHTS

  The annual financial statements presented in the table below for each of the ten years in the period ended December 31, 1997 have been audited by Deloitte & Touche LLP, independent auditors. Such annual financial statements and the report of Deloitte & Touche LLP thereon are incorporated by reference in the Statement of Additional Information.

  Copies of the Fund's 1997 Annual Report to Shareholders may be obtained, at no charge, by telephoning the Fund at the telephone number appearing on the cover page of this Prospectus.

                                      YEAR ENDED DECEMBER 31,
                          ----------------------------------------------------
                           1997     1996     1995     1994     1993     1992
                          -------  -------  -------  -------  -------  -------
Net asset value,
 beginning of year......  $ 14.38  $ 13.26  $ 11.12  $ 11.96  $ 11.97  $ 12.29
                          -------  -------  -------  -------  -------  -------
INCOME FROM INVESTMENT
 OPERATIONS
Net investment income...     0.13     0.20     0.24     0.31     0.33     0.27
Net realized or
 unrealized gains
 (losses) on investments
 and options............     2.61     1.87     2.14    (0.02)    0.48     0.48
                          -------  -------  -------  -------  -------  -------
  Total from investment
   operations...........     2.74     2.07     2.38     0.29     0.81     0.75
                          -------  -------  -------  -------  -------  -------
LESS DISTRIBUTIONS:
From net investment
 income(1)..............     0.13     0.20     0.24     0.31     0.33     0.29
From net realized
 gains..................     3.97     0.75     0.00     0.82     0.49     0.78
                          -------  -------  -------  -------  -------  -------
  Total distributions...     4.10     0.95     0.24     1.13     0.82     1.07
                          -------  -------  -------  -------  -------  -------
Net asset value, end of
 year...................  $ 13.02  $ 14.38  $ 13.26  $ 11.12  $ 11.96  $ 11.97
                          -------  -------  -------  -------  -------  -------
TOTAL RETURN............   19.11%   15.66%   21.52%    2.47%    6.73%    6.17%
                          -------  -------  -------  -------  -------  -------
RATIOS/SUPPLEMENTAL DATA
Net assets, end of
 period ($000)..........  $46,286  $52,484  $42,648  $48,254  $76,948  $91,561
Ratio of expenses to
 average net assets
 Before expense reim-
  bursement.............     1.30%    1.34%    1.38%    1.10%    1.07%    1.02%
 After expense reim-
  bursement.............      --      1.23%    1.22%     --       --       --
Ratio of net investment
 income to average net
 assets.................    0.75%    1.43%    1.87%    3.45%    2.51%    2.33%
Portfolio turnover
 rate...................   75.41%   43.17%   32.37%   48.71%   36.19%   81.73%
Average commission
 rate(2)................  $0.0591  $0.0446  $0.0442      --       --       --

- --------
(1) For the year ended December 31, 1997, the distributions in excess of net investment income amounted to $0.002.
(2) For fiscal years beginning on or after September 1, 1995, a portfolio is required to disclose the average commission rate per share it paid for portfolio trades on which commissions were charged. The formula for calculating the average commission rate is total commissions paid divided by total shares purchased and sold. This rate includes commissions paid on option contracts where each contract is 100 shares.

                                                 YEAR ENDED DECEMBER 31,
                                           ------------------------------------
                                             1991     1990      1989     1988
                                           -------- --------  -------- --------
Net asset value, beginning of year.......  $  11.92 $  13.00  $  12.06 $  11.38
                                           -------- --------  -------- --------
INCOME FROM INVESTMENT OPERATIONS
Net investment income....................      0.40     0.46      0.50     0.39
Net realized or unrealized gains (losses)
 on investments and options..............      1.17    (0.27)     1.61     1.35
                                           -------- --------  -------- --------
  Total from investment operations.......      1.57     0.19      2.11     1.74
                                           -------- --------  -------- --------
LESS DISTRIBUTIONS:
From net investment income...............      0.40     0.48      0.51     0.40
From net realized gains..................      0.80     0.79      0.66     0.66
                                           -------- --------  -------- --------
  Total distributions....................      1.20     1.27      1.17     1.06
                                           -------- --------  -------- --------
Net asset value, end of year.............  $  12.29 $  11.92  $  13.00 $  12.06
                                           -------- --------  -------- --------
TOTAL RETURN.............................    13.29%    1.54%    17.74%   15.60%
                                           -------- --------  -------- --------
RATIOS/SUPPLEMENTAL DATA
Net assets, end of period ($000).........  $100,548 $106,220  $106,474 $102,239
Ratio of expenses to average net assets..     1.10%    1.11%     1.09%    1.13%
Ratio of net investment income to average
 net assets..............................     3.05%    3.68%     3.74%    3.44%
Portfolio turnover rate..................    75.83%   72.20%    61.20%   66.11%

HOW PERFORMANCE IS             From time to time the Fund may report its "to-
 CALCULATED                    tal return" in prospectuses, the Fund's annual
                               reports, shareholder communications, and adver-tising.

                               Total return for a performance period is calcu-lated by assuming a hypothetical initial in-vestment ("p") in the Fund at the beginning of the period. Then, assuming reinvestment of all distributions into new Fund shares, a redeem-able value at the end of the performance period ("ERV") is calculated based on actual Fund per-formance. The percentage change between the ending value and initial investment is the "cu-mulated total return". The "average annual to-tal compound return" (growth rate) expresses the total return as an annual rate, which, if compounded annually over the period ("n" is the number of years), would increase or decrease the initial investment to the ending value. (Formula for calculating average annual total compound return: (ERV/p)/1//n -1)). See the "Glossary" for further discussion and examples of total return and fluctuations in total re-turn.

THE FUND The Fund is a California corporation incorpo-rated in 1977 and registered with the Securi-ties and Exchange Commission (the "SEC") under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open end, diversified, management investment company.

                               The Fund offers for sale its common stock, no par value, on a no-load basis, which means that such shares may be purchased directly from and redeemed by the Fund at net asset value without any sales or redemption charge (See "How to Purchase Shares" for minimum investment limita-tions).

INVESTMENT OBJECTIVE AND       The Fund's investment objective is to obtain a
 POLICIES                      greater long-term total return and smaller
                               fluctuations in quarterly total return from a diversified, hedged common stock portfolio than would be realized from the same portfolio unhedged. This investment objective may not be changed without shareholder approval in accor-dance with applicable requirements of the 1940
                               Act.

                               The Fund seeks to achieve its investment objec-tive by investing primarily in dividend paying common stocks on which options are traded on national securities exchanges and in securities convertible into common stocks, by selling cov-ered call options and secured put options and by entering into closing purchase transactions with respect to certain of such options. The Fund may also hedge its portfolio securities by purchasing put and call options on its portfo-lio securities, purchasing put and selling call options on the same securities, and engaging in transactions in stock index and interest rate futures, stock index options, and options on stock index and interest rate futures. The Fund's strategy is to create a well diversified and significantly hedged portfolio using com-bined stock and option and fixed income and op-tion positions. Typically, the Fund remains di-versified across all industries represented in the Standard & Poor's 500 Index with similar industry weightings.

                               Total return will be obtained from the follow-ing sources:

                               (1) premiums from expired options.

                               (2) net profits, if any, from closing purchase or closing sale transactions.

                               (3) dividends received on the securities in the Fund's portfolio.

                               (4) net realized capital gains, if any.

                               (5) net changes in unrealized capital apprecia-tion, if any.

                               (6) interest income from money market instru-ments, U.S. Government securities, convertible securities, and short sales.

                               In seeking a greater long-term total return, the Fund will equally emphasize current return and long-term capital gains. (See "Dividends, Distributions and Taxes--Tax Considerations in Portfolio Transactions"). Since opportunities to realize net gains from covered option writ-ing programs and yields on stocks, money market instruments, U.S. Government securities, con-vertible debt securities, and short sales vary from time to time because of general economic and market conditions and many other factors, it is anticipated that the Fund's total return will fluctuate and therefore there can be no assurance that the Fund will be able to achieve its investment objective.

                               Except as described below, at least 80% of the Fund's total assets (taken at current value), excluding cash, cash equivalents and U.S. Gov-ernment securities, will be invested in divi-dend paying common stocks which have been ap-proved by one or more exchanges as underlying securities for listed call or put options, or securities which are convertible into such com-mon stocks without the payment of further con-sideration. The Fund may invest its cash re-serves in securities of the U.S. Government and its agencies or the following cash equivalents: deposits in domestic banks, bankers' accept-ances, certificates of deposit, commercial pa-per, or securities of registered investment companies. Commercial paper investments will be limited to investment grade issues, rated A-1 or A-2 by Standard & Poor's Corporation, or Prime 1 or Prime 2 by Moody's Investors Serv-ice, Inc. Investments in registered investment companies are limited by certain additional re-strictions (see "Investments in Securities of Other Investment Companies".) The Fund may also enter into short-term repurchase agreements with respect to the foregoing securities, the sellers of which, usually banks, agree to re-purchase the securities subject to the agree-ment at the Fund's cost plus interest within a specified time, usually one day.

                               In periods of unusual market conditions and for defensive purposes the Fund may retain all or part of its assets in cash or cash reserves of the type described above.

COVERED OPTION WRITING         Covered call options and secured put options
                               will be written on the Fund's portfolio in or-der (i) to achieve, through the receipt of pre-miums, a higher long-term total return then would be received from the same portfolio unhedged and (ii) to reduce the fluctuation in this total return. The writing of such options tends to reduce fluctuations in total return because, in any short period of time, the gains or losses on the sale of options will tend to offset the losses or gains, respectively, on the underlying securities. Covered option writ-ing involves risks--see "Risks of Option Writ-ing" below.

                               COVERED CALL OPTIONS:

                               A call option gives the purchaser of the option the right to buy, and the writer has the obli-gation to sell, the underlying securities at the exercise price during the option period. The Fund, as the writer of the option, receives the premium from the purchaser of the call option. The writer, during the time he is obligated un-der the option, may be assigned an exercise no-tice by the broker-dealer through whom the call was sold, requiring him to deliver the under-lying security against payment of the exercise price. The obligation is terminated only upon expiration of the option or at such earlier time as the writer effects a closing purchase transaction. Once a writer has been assigned an exercise notice, he will thereafter be unable to effect a closing purchase transaction in that option. So long as the Fund is obligated as the writer of a call option, it will (i) own the underlying securities subject to the op-tion, or (ii) have the right to acquire the un-derlying securities through immediate conver-sion or exchange of convertible preferred stocks or convertible debt securities owned by the Fund, or (iii) hold on a security-for-secu-rity basis a call on the same security as the call written where the exercise price of the call held is equal to or less than the exercise price of the call written (or, if greater than the exercise price of the call written the dif-ference will be maintained in U.S. Government securities in a segregated account with the Custodian or broker).

                               To secure this obligation to deliver the under-lying security, a covered call option writer is required to deposit in escrow the underlying security or other assets in accordance with the rules of the Clearing Corporation and the ex-change on which the covered call option is traded. To fulfill this obligation, at the time an option is written, the Fund, in compliance with its custodian agreement, directs the Cus-todian of its investment securities, or a secu-rities depository acting for the Custodian, to act as the Fund's escrow agent by issuing an escrow receipt to the Clearing Corporation re-specting the option's underlying securities. The Clearing Corporation will release the secu-rities from this escrow either upon the exer-cise of the option, its expiration without be-ing exercised or when the Fund enters into a closing purchase transaction. Until such re-lease the Fund cannot sell the underlying secu-rities.

                               So long as his obligation as a writer contin-ues, the covered call option writer gives up the opportunity to profit from a price increase in the underlying security above the sum of the exercise price plus the premium received in ex-change for increasing his return if the under-lying security does not advance to or beyond the sum of the exercise price plus the premium. Thus, in some periods the Fund will receive less total return and in other periods greater total return from its call options than it would have received from its underlying securi-ties unoptioned. The Fund expects to increase its long-term total return by writing options which, in its opinion, have sufficiently attractive premiums to produce greater total return over the long-term.

                               SECURED PUT OPTIONS:

                               The purchaser of a secured put option has the right to sell, and the writer has the obliga-tion to buy, the underlying security at the ex-ercise price during the option period. As a se-cured put writer, the Fund will invest an amount equal to not less than the exercise price of the put option in money market instru-ments, or it will hold on a security-for-secu-rity basis a put on the same security as the put written where the exercise price of the put held is equal to or greater than the exercise price of the put written (or, if less than the exercise price of the put written, the differ-ence will be maintained in U.S. Government se-curities in a segregated account with the Cus-todian or broker). These assets are then escrowed in a manner similar to that applicable to securities underlying covered call options. Thereafter, should the option be exercised, the Fund will have a money market investment avail-able equal to the exercise price of the option to honor its obligation as a writer. The obli-gation of a secured put option writer is termi-nated either upon the exercise of the option, its expiration without being exercised, or by effecting a closing purchase transaction.

                               The risk characteristics and potential rewards of writing a secured put option are essentially similar to those of covered call option writ-ing. The writer's gain on a put option is lim-ited to interest earned on its money market in-vestment plus the premium received, while the risk is not less than the exercise price of the option less the current market price of the un-derlying stock when the put is exercised, off-set by the premium received and interest earned. The Fund will only write secured put options in circumstances where it has made an investment decision that it desires to acquire the security underlying the option at the exer-cise price specified in the option.

                               The Fund may engage in spreads in which it is both the purchaser and the covered writer of the same type of option (puts or calls) on the same underlying security with the options hav-ing different exercise prices and/or expiration dates.

                               The Fund will write options from time to time on such portion of its portfolio as management determines is appropriate in seeking to attain the Fund's objective. The Fund will write op-tions when management believes that a liquid secondary market will exist on a national securities exchange for options of the same series so that the Fund can effect a clos-ing purchase transaction if it desires to close out its position. Consistent with the invest-ment policies of the Fund, a closing purchase transaction will ordinarily be effected to re-alize a profit on an outstanding option, to prevent an underlying security from being called, or to permit the sale of the underlying security. Effecting a closing purchase transac-tion will permit the Fund to write another op-tion on the underlying security with either a different exercise price or expiration date or both.

                               The premium the Fund receives for writing an option will reflect, among other things, the current market price of the underlying securi-ty, the relationship of the exercise price to such market price, the historical price vola-tility of the underlying security, the option period, supply and demand and interest rates. The exercise price of an option may be below, equal to or above the current market value of the underlying security at the time the option is written. Options written by the Fund will normally have expiration dates between one and nine months from the date written. From time to time, for tax and other reasons, the Fund may purchase an underlying security for delivery in accordance with an exercise notice assigned to it, rather than delivering such security from its portfolio. Since the time required to ob-tain physical delivery of underlying common stocks upon conversion or exchange of convert-ible or exchangeable securities with respect to which the Fund has written options may exceed the time within which it must make delivery in accordance with an exercise notice of a call option assigned to it, the Fund may purchase or borrow the underlying common stocks to make de-livery. By so doing, the Fund will not bear any market risk, since it will have the absolute right to receive from the issuer of the under-lying common stock an equal number of shares to replace the borrowed stock, but the Fund may incur additional transaction costs or interest expense in connection with any such purchase or borrowing.

RISKS OF OPTION WRITING        In return for the premium received, a covered
                               call writer during the term of the option is subject to the risk of losing the potential for capital appreciation above the exercise price of the underlying security. Likewise, a secured put writer retains the risk of loss should the value of the underlying security decline below the exercise price, less the premium received and interest earned. In both cases the writer has no control over the time when he has to fulfill his obligation as a writer of the op-tion. Once an option writer has received an ex-ercise notice he cannot effect a closing pur-chase transaction.

                               If a call expires unexercised, the covered writer realizes a gain in the amount of the premium received, although there may have been a decline (unrealized loss) in the market value of the underlying security during the option period which may exceed such gain. If the cov-ered writer has to sell the underlying security because of the exercise of a call option, the writer will realize a gain or loss from the sale of the underlying security with the pro-ceeds being increased by the amount of the pre-mium. If a put expires unexercised, the secured put writer realizes income from the amount of the premium plus the interest income on the money market investment. If the secured put writer has to buy the underlying security be-cause of the exercise of the put option, the secured put writer incurs a loss to the extent that the current market value of the underlying security is less than the exercise price of the put option. However, this may be offset in whole or in part by the premium received and any interest income earned on the money market investment.

HEDGING TRANSACTIONS           To hedge its portfolio, the Fund may enter into
                               securities transactions intended to reduce in-vestment risk by taking an investment position which will move in the opposite direction from the position being hedged. To the extent the hedge works as intended, a loss or gain on one position will tend to be offset by a gain or loss on the other. Any losses incurred in and the costs of hedging transactions will reduce the Fund's return. Hedging transactions involve risks--see "Risk Factors in Hedging Transac-tions" below. The Fund's hedging strategies are fundamental policies which cannot be changed without the approval of the holders of a major-ity of the Fund's outstanding voting securi-ties. (See "Investment Restrictions and Other
                               Investment Policies" in the Statement of Addi-tional Information.) See the Appendix for a more complete description of the instruments discussed below and see the Statement of Addi-tional Information for more discussion of the various options, futures contracts and portfo-lio hedging strategies that may be used by the Fund.

                               The extent to which the Fund may engage in the hedging techniques and strategies described be-low, including spread transactions, covered call options and "forward conversion" transac-tions, may be limited by the Internal Revenue Code's requirements for qualification as a reg-ulated investment company. See "Tax Information and Option Accounting Principles" in the State-ment of Additional Information.

                               PURCHASING PUT AND CALL OPTIONS ON PORTFOLIO
                               SECURITIES:

                               The Fund may purchase put options in connection with its hedging activities and will generally do so at or about the same time it purchases the underlying security. By buying a put, the Fund has a right to sell the security at the exercise price, thus limiting its risk of loss through a decline in the market value of the security until the put expires. The amount of any appreciation in the value of the underlying security will be partially offset by the amount of the premium paid for the put op-tion and any related transaction costs. Prior to its expiration, a put option may be sold in a closing sale transaction and profit or loss from the sale will depend on whether the amount received is more or less than the premium paid for the put option plus the related transaction costs.

                               The Fund may purchase call options on securi-ties which it intends to purchase in order to limit the risk of a substantial increase in the market price of such security. The Fund may also purchase call options on securities held in its portfolio and on which it has written call options. Prior to its expiration, a call option may be sold in a closing sale transac-tion. Profit or loss from such a sale will de-pend on whether the amount received is more or less than the premium paid for the call option plus the related transaction costs.

                               PUT AND CALL OPTIONS ON THE SAME SECURITIES:

                               The Fund may buy puts and sell calls on the same portfolio security in "forward conversion" transactions. In a forward conversion, the Fund will purchase a security and write call options and purchase put options on the security. By purchasing puts, the Fund protects the under-lying security from depreciation in value. The Fund will not exercise a put it has purchased while a call option on the same security is outstanding. By selling calls on the same secu-rity, the Fund receives premiums which may off-set part or all of the cost of purchasing the puts while foregoing the opportunity for appre-ciation in the value of the underlying securi-ty. The use of options in connection with for-ward conversions is intended to hedge against fluctuations in the market value of the under-lying security. Although it is generally in-tended in forward conversion transactions that the exercise price of put and call options would be identical, situations might occur in which some option positions are acquired with different exercise prices. Therefore, the Fund's return may depend in part on movements in the price of the underlying security because of the different exercise prices of the call and put options. Such price movements may also affect the total return if the conversion is terminated prior to the expiration date of the options. In such event, the Fund's return may be greater or less than it would otherwise have been if it had hedged the security only by pur-chasing put options.

OTHER HEDGING TOOLS            The Fund may engage in the following hedging
                               transactions which are described more fully in the Appendix: Stock index futures and related options, stock index options, and financial futures and related options.

                               STOCK INDEX FUTURES:

                               The Fund may sell stock index futures contracts in anticipation of or during a market decline to attempt to offset the decrease in market value of its equity securities that might oth-erwise result. When the Fund is not fully in-vested in stocks and anticipates a significant market advance, it may purchase stock index futures in order to gain rapid market exposure that may in part or entirely offset increases in the cost of common stocks that it intends to purchase. As such purchases are made, an equiv-alent amount of stock index futures contracts will be terminated by offsetting sales. In most of these transactions, the Fund will purchase such securities upon termination of the long futures position whether the long position re-sults from the purchase of a stock index futures contract or the purchase of a call op-tion on a stock index futures contract, but un-der unusual market conditions, a long futures position may be terminated without the corre-sponding purchase of equity securities.

                               FINANCIAL FUTURES:

                               The Fund may purchase and sell financial futures on U.S. Government securities, includ-ing GNMA certificates (see the Appendix), in order to hedge its U.S. Government securities and those portfolio securities which may be sensitive to changes in interest rates. Such hedging is similar to the Fund's hedging its equity securities through the use of stock in-dex futures.

                               STOCK INDEX OPTIONS:

                               The Fund may purchase and sell exchange listed call and put options on stock indexes to hedge against risks of market-wide price movements. The need to hedge against such risks will de-pend on the extent of diversification of the Fund's common stock and the sensitivity of its stock investments to factors influencing the stock market as a whole. Purchasing a put or selling a call option on a stock index is anal-ogous to the sale of a stock index futures con-tract. Purchasing a call or selling a put op-tion on a stock index is analogous to the pur-chase of a stock index futures contract.

                               OPTIONS ON STOCK INDEX FUTURES:

                               The Fund may purchase and sell exchange listed call and put options on stock index futures to hedge against risks of market-wide price move-ments. The need to hedge against such risks will depend on the extent of diversification of the Fund's common stock and the sensitivity of its stock investments to factors influencing the stock market as a whole. Purchasing a put or selling a call option on a stock index futures contract is analogous to the sale of a stock index futures contract. Purchasing a call or selling a put option on a stock index futures contract is analogous to the purchase of a stock index futures contract.

                               OPTIONS ON FINANCIAL FUTURES:

                               The Fund may purchase and sell exchange listed call and put options on financial futures to hedge against risks of interest rate movements. The need to hedge against such risks will de-pend on the extent of diversification of the Fund's common stock and the sensitivity of its stock investments to interest rates. Purchasing a put or selling a call option on a financial future is analogous to the sale of a stock in-dex futures contract. Purchasing a call or selling a put option on a financial future is analogous to the purchase of a stock index fu-ture.

                               LIMITATIONS ON PURCHASE AND SALE OF FUTURES
                               CONTRACTS AND OPTIONS ON FUTURES CONTRACTS:

                               The Fund will not engage in transactions in futures contracts or related options for specu-lation but only as a hedge against changes re-sulting from market conditions in the values of its securities or securities which it intends to purchase. The Fund will not enter into any stock index or financial futures contract or related option if, immediately thereafter, more than one-third of the Fund's net assets would be represented by futures contracts or related options. In addition, the Fund may not purchase or sell futures contracts or purchase or sell related options if, immediately thereafter, the sum of the amount of margin deposits on its ex-isting futures and related options positions and premiums paid for related options would ex-ceed 5% of the market value of the Fund's total assets. In instances involving the purchase of futures contracts or related call options, money market instruments equal to the market value of the futures contract or related option will be deposited in a segregated account with the Custodian or broker to collateralize such long positions and thereby insure that the use of such futures contracts or related options is unleveraged.

                               The Fund's sale of futures contracts and pur-chase of put options on futures contracts will be solely to protect its investments against declines in value. The Fund expects that in the normal course it will purchase securities upon termination of long futures contracts and long call options on futures contracts most of the time, but under unusual market conditions it may terminate any of such positions without a corresponding purchase of securities.

RISK FACTORS IN HEDGING        The Fund's ability to hedge effectively all or
 TRANSACTIONS                  a portion of its securities through transac-
                               tions in options on stock indexes, stock index futures, financial futures and related options depends on the degree to which price movements in the underlying index or underlying debt se-curities correlate with price movements in the relevant portion of the Fund's securities. In-asmuch as such securities will not duplicate the components of any index or such underlying debt securities, the correlation will not be perfect. Consequently, the Fund bears the risk that the prices of the securities being hedged will not move in the same amount as the hedging instrument. It is also possible that there may be a negative correlation between the index or other securities underlying the hedging instru-ment and the hedged securities which would re-sult in a loss on both such securities and the hedging instrument.

                               In addition, there is the risk that the antici-pated spread between the prices may be dis-torted due to differences in the nature of the markets, such as speculators in the futures market. However, the risk of imperfect correla-tion generally tends to diminish as the matu-rity date of the futures contract approaches.

                               Positions in stock index options, stock index futures and financial futures and related op-tions may be closed out only on an Exchange which provides a secondary market. There can be no assurance that a liquid secondary market will exist for any particular stock index op-tion or futures contract or related option at any specific time. Thus, it may not be possible to close such an option or futures position. The inability to close options on futures posi-tions also could have an adverse impact on the Fund's ability to effectively hedge its securi-ties. The Fund will enter into an option or futures position only if there appears to be a liquid secondary market for such options or futures and does not intend to take delivery of the instruments underlying financial futures contracts it holds.

                               The Commodities Futures Trading Commission and the various exchanges have established limits referred to as "speculative position limits" on the maximum net long or net short position which any person may hold or control in a par-ticular futures contract. Trading limits are imposed on the maximum number of contracts which any person may trade on a particular trading day. An Exchange may order the liquida-tion of positions found to be in violation of these limits and it may impose other sanctions or restrictions. Management does not believe that these trading and positions limits will have an adverse impact on the Fund's strategies for hedging its securities.

OTHER INVESTMENT TECHNIQUES    The Fund may also engage in the following
                               transactions: lending of securities; short sales against the box; synthetic put options;
                               investment in securities of other investment companies; and repurchase agreements.

                               LENDING OF SECURITIES:

                               The Fund may lend those securities not subject to written options or held in a segregated ac-count with its Custodian to broker-dealers pur-suant to agreements requiring that the loans be continuously secured by cash, or securities of the U.S. Government or its agencies, or any combination of cash and such securities, as collateral equal to at least the market value at all times of the securities lent. (See "In-vestment Restrictions and Other Investment Pol-icies" in the Statement of Additional Informa-tion.) Such loans will not be made if as a re-sult the aggregate of all outstanding securi-ties loans will exceed 30% of the value of the Fund's total assets taken at current value. The Fund will continue to receive interest on the securities lent and simultaneously earn inter-est on the investment of the cash collateral in U.S. Government securities. However, the Fund will normally pay lending fees to such broker-dealers from the interest earned on invested collateral. Such loans will comply with appli-cable regulatory requirements. There may be risks of delay in receiving additional collat-eral, or risks of delay in recovery should the borrower of the securities fail financially. However, loans will be made only to borrowers deemed by management to be of good standing, and when in the judgment of management the con-sideration which can be earned currently from such securities loans justifies the attendant risk.

                               SHORT SALES AGAINST THE BOX AND SYNTHETIC PUT
                               OPTIONS:

                               The Fund may make short sales of common stocks, provided that at all times that a short posi-tion is open the Fund owns at least an equal amount of preferred stocks or debt securities convertible or exchangeable into an equal num-ber of shares of the common stocks sold short (known as short sales "against the box") with-out payment of further consideration (except upon exercise of covered call options on such securities with a strike price no higher than the price at which the securities were sold short or, if higher, if the difference between the strike price and the price at which the se-curities were sold short is maintained in U.S. Government securities in a segregated account with the Fund's custodian or a broker). A short sale of securities which is hedged by a corre-sponding long position in a call option on the same security is known as a "synthetic put" po-sition because it has the same investment char-acteristics as owning a protective put option on the same underlying security.

                               Management intends to make short sales "against the box" for the purpose of receiving a portion of the interest earned by the executing broker from the proceeds of such sale and/or to defer realization of gain or loss for Federal income tax purposes. The proceeds of such a sale are held by the broker until the settlement date when the Fund delivers the convertible security to close out its short position. Although prior to such delivery the Fund will have to pay an amount equal to any dividends paid on the com-mon stocks sold short, the Fund will receive the dividends from the preferred stocks or in-terest from the securities convertible into the stocks sold short, plus a portion of the inter-est earned from the proceeds of the short sale. The Fund will not make short sales of any op-tioned securities. The Fund will segregate in a special account with its Custodian or broker convertible preferred stocks or convertible debt securities in connection with such short sales "against the box". The extent to which the Fund may make such short sales may be lim-ited by the Internal Revenue Code's (the "Code") requirements for qualification as a regulated investment company and the Fund's in-tention to qualify as such. (See "Tax Informa-tion and Option Accounting Principles" in the Statement of Additional Information.)

                               Synthetic put positions are sometimes advanta-geous for the Fund to enter instead of purchas-ing an actual put option. For example, the Fund may engage in spreads in which it is both the purchaser and the covered writer of the same type of option (puts or calls) on the same un-derlying security with the options having dif-ferent exercise prices and/or expiration dates. When the Fund enters into such a spread involv-ing two put options, it is sometimes advanta-geous to enter a synthetic put position instead of purchasing the put option which is the long side of the spread. This can occur because there is smaller investor interest in the put options as compared to the corresponding calls and consequently the put options are offered for sale at a higher price than the price that could be obtained by entering the synthetic put position.

                               INVESTMENTS IN SECURITIES OF OTHER INVESTMENT
                               COMPANIES:

                               Investments in the securities of other invest-ment companies are intended to (i) provide an investment vehicle for the Fund's cash reserves that the Fund does not want to commit to risk-ier investments, (ii) facilitate investment strategies in which high-grade collateral is required, or (iii) facilitate investment strat-egies by acquiring investments in portfolios of securities more diversified or with specialized characteristics that could not be efficiently acquired directly. Accordingly, the Fund may invest up to 35% of its total assets in such securities. However, the Fund is restricted to purchas-ing securities only to the extent that is per-mitted under the 1940 Act. The 1940 Act gener-ally permits the Fund to purchase or otherwise acquire securities issued by another investment company so long as, immediately after such ac-quisition, the Fund and all affiliated persons of the Fund do not own in the aggregate more than 3% of the total outstanding voting stock of the acquired investment company. The 1940 Act also permits the purchase of securities of other investment companies in connection with a merger, reorganization, consolidation or simi-lar transaction.

                               Such transactions may in some cases raise the Fund's transaction costs relative to a direct investment in the same securities, but in some cases the Fund may benefit from being able to acquire a diversified investment in one pur-chase that could not be made economically in a direct fashion. As other investment companies pay management fees to their investment advis-ers, shareholders will bear a proportionate share of such fees as well as the management fees paid by the Fund. In addition, the 1940 Act provides that no investment company in which the Fund invests is obligated to redeem shares of such company owned by the Fund in an amount exceeding 1% of the company's outstand-ing shares during any period of less than thirty days.

                               REPURCHASE AGREEMENTS:

                               The Fund may purchase U.S. Government securi-ties and concurrently enter into so-called "re-purchase agreements" with the seller, which will agree to repurchase such securities at the Fund's cost plus interest within a specified time (normally one day). While repurchase agreements involve certain risks not associated with direct investments in U.S. Government se-curities, the Fund will follow procedures de-signed to minimize such risks. These procedures include effecting repurchase transactions only with large, well-capitalized banks and certain reputable broker-dealers. In addition, the Fund's repurchase agreements will provide that the value of the collateral underlying the re-purchase agreement will always be at least equal to the repurchase price, including any accrued interest earned on the repurchase agreement. In the event of a default or bank-ruptcy by a seller, the Fund will seek to liq-uidate such collateral. However, to liquidate such collateral could involve certain costs or delays and, to the extent that proceeds from any sale upon a default of the obligation to repurchase were less than the repurchase price, the Fund could suffer a loss. No more than 10% of the total market value of Fund assets at the time of purchase will be invested in repurchase agreements which have a maturity longer than 7 days.

PORTFOLIO TURNOVER             The Fund will not attempt to achieve, nor will
                               it be limited to, a predetermined rate of port-folio turnover. Turnover rate is the lesser of purchases or sales of portfolio securities for a year (excluding all securities and options with maturities of one year or less) divided by the monthly average of the market value of such securities. The anticipated turnover rate is not expected to be higher than 150%; however, a higher turnover rate may occur if the Fund writes a substantial number of options which are exercised. For the years ended December 31, 1997 and 1996, the Fund's portfolio turnover rates were 75.41% and 43.17%, respectively.
                               Higher portfolio turnover involves correspond-ingly greater brokerage commissions and other transaction costs that must be borne by the Fund and its shareholders. The Fund will pay brokerage commissions on its securities trans-actions and in connection with the purchase and sale of options as well as for selling a secu-rity on exercise of a call option and buying a security on exercise of a put option. High portfolio turnover may also result in the real-ization of substantial net short-term capital gains, and any distributions resulting from such gains will be ordinary income for federal income tax purposes.

FURTHER INFORMATION            The Fund's investment objective and policies
                               are subject to certain restrictions, including limitations on borrowing, short sales of secu-rities and investments in real estate companies or securities secured by real estate, which re-strictions may not be changed without approval of the holders of a majority of the Fund's out-standing shares. In addition, certain factors may restrict the ability of the Fund to write options. These restrictions and factors are de-scribed in the Statement of Additional Informa-tion.

MANAGEMENT OF THE FUND         The officers of the Fund manage its day-to-day
                               operations and are responsible to the Fund's
                               Board of Directors.

INVESTMENT ADVISER             Analytic . TSA Global Asset Management, Inc.
                               (the "Adviser"), 700 South Flower Street, Suite
                               2400, Los Angeles, California 90017, is the in-vestment adviser of the Fund. The Adviser is a wholly owned subsidiary of United Asset Manage-ment Corporation, a holding company described under "Management of the Fund" in the Statement of Additional Information.

                               The Adviser was founded in 1970 as Analytic In-vestment Management, Inc. one of the first in-dependent investment counsel firms specializing in the creation and continuous management of optioned equity and optioned debt portfolios for fiduciaries and other long term investors. It is one of the oldest and largest independent investment management firms in this specialized area. In January 1996, the Adviser acquired and merged with TSA Capital Management which emphasizes U.S. and global tactical asset allocation, currency management, quantitative equity and fixed income management, as well as option yield curve strategies. The Adviser serves, among others, pension and profit-shar-ing plans, endowments, foundations, corporate investment portfolios, mutual savings banks, and insurance companies, for which it manages in excess of $1 billion. It is also the invest-ment adviser of The Analytic Series Fund, a registered investment company which commenced operations in late 1992. If the shareholders of The Analytic Series Fund approve a proposal to merge its various series into newly created se-ries of PBHG Advisor Funds, Inc. (the "PBHG Funds") at a shareholder meeting currently scheduled to be held on May 28, 1998, the Ad-viser will serve as sub-adviser of the corre-sponding series of the PBHG Funds effective upon consummation of the proposed merger.

                               Pursuant to an Investment Management Agreement with the Fund, the Adviser, subject to the con-trol and direction of the Fund's Officers and Board of Directors, manages the portfolio of the Fund in accordance with its stated invest-ment objective and policies and makes invest-ment decisions for the Fund. Dennis M. Bein and Harindra de Silva are the portfolio managers for the Fund. Mr. Bein has been a member of the portfolio manager and research team for the Ad-viser since August 1995. From August 1990 to March 1998, he was with Analysis Group, Inc., most recently as a senior associate. Dr. de Silva is the President of the Fund and of the Adviser, which he joined as a managing director in May 1995. Previously he served as a princi-pal of Analysis Group, Inc. from March 1986 through March 1998. They are subject to the su-pervision of the Adviser's investment manage-ment committee.

MANAGEMENT FEES                As compensation for furnishing investment advi-
                               sory, management, and other services, and costs and expenses assumed, pursuant to the Invest-ment Management Agreement the Fund pays the Ad-viser an annual fee equal to 0.75% of the first
                               $100 million of average daily net assets, 0.65% of the next $100 million of average daily net assets, and 0.55% of average daily net assets in excess of $200 million.

DISTRIBUTOR                    UAM Fund Distributors, Inc., (the "Distribu-
                               tor") a wholly-owned subsidiary of United Asset
                               Management Corporation, is the distributor of the Fund's shares. Its principal office is lo-cated at 211 Congress Street, Boston, Massachu-setts 02110. Under a Distribution Agreement with the Fund (the "Distribution Agreement"), the Distributor, as agent of the Fund, has agreed to use its best efforts as sole distrib-utor of Fund shares. The Distributor does not receive any fee or other compensation under the Distribu-tion Agreement. The Distribution Agreement pro-vides that the Fund will bear costs of regis-tration of its shares with the SEC and various states as well as the printing of its prospec-tuses, its Statement of Additional Information and its reports to shareholders.

ADMINISTRATIVE SERVICES        UAM Fund Services, Inc. ("UAM Fund Services"),
                               a wholly-owned subsidiary of United Asset Man-agement Corporation, performs and oversees all administrative, fund accounting, dividend dis-bursing and transfer agent services to the Fund pursuant to a Fund Administration Agreement with the Fund (the "Administration Agreement").
                               For its services, UAM Fund Services receives a fee based on net assets. UAM Fund Services' principal office is located at 211 Congress
                               Street, Boston, Massachusetts 02110. UAM Fund
                               Services has subcontracted some of these serv-ices to Chase Global Funds Services Company, an affiliate of The Chase Manhattan Bank. Chase
                               Global Funds Services Company is located at 73
                               Tremont Street, Boston, Massachusetts 02108.

                               Chase Global Funds Services Company is the
                               Fund's sub-dividend disbursing agent, sub-transfer agent and sub-shareholder servicing agent. The shareholder servicing phone number is (800) 374-2633. All other administrative and accounting functions are performed by UAM Fund Services.

EXPENSES In addition to the management and service fees, the Fund pays all other costs and expenses of its operations including, among other things, legal and audit fees, unaffiliated Directors' fees and expenses, registration fees, custodian fees, and expenses of printing and mailing of proxies, prospectuses, statements of additional information and reports to shareholders. During the fiscal year ended December 31, 1997, the Fund's ratio of operating expenses to average net assets was 1.30% on an annualized basis.

BROKERAGE                      Under the terms of the Investment Management
                               Agreement, the Adviser is authorized to employ broker-dealers to execute orders for the pur-chase and sale of portfolio securities, includ-ing options and futures, who in its best judg-ment can provide "best execution" (prompt and reliable execution at a reasonably competitive price). In determining the abilities of the broker-dealer to provide best execution of a particular portfolio transaction, the Adviser considers all relevant factors including the execution capabilities required by the transac-tion or transactions; the ability and willing-ness of the broker-dealer to facilitate each transaction by participation therein for its own account; the importance to the Fund of speed, efficiency, or confidentiality; the broker-dealer's apparent familiarity with sources from or to whom par-ticular securities might be purchased or sold;
                               the quality and continuity of service rendered by the broker-dealer with regard to the Fund's other transactions; and any other factors rele-vant to the selection of a broker-dealer for particular and related portfolio transactions of the Fund. Subject to the foregoing obliga-tion to seek best execution, the Adviser may consider as factors in the allocation of port-folio transactions to a broker-dealer the bro-ker-dealer's sale of Fund shares, agreement to pay operating expenses of the Fund, or the pro-vision of research services to the Adviser.

                               Money market securities are traded primarily in the over-the-counter market. Where possible, the Fund will deal directly with the dealers who make a market in the securities involved except in those circumstances where better prices and execution are available elsewhere. Such dealers usually are acting as principal for their own account. On occasion, securities may be purchased directly from the issuer. Money market securities are generally traded on a net basis and do not normally involve either brokerage commission or transfer taxes. The cost of executing portfolio transactions will primarily consist of dealer spreads and under-writing commissions.

NET ASSET VALUE                The net asset value of the Fund is computed
                               once daily at 4:30 P.M. Eastern Time after the close of trading of the New York Stock Exchange and the various option exchanges, or such other time as is determined by or under the direction of the Board of Directors, on each day in which there is a sufficient degree of trading in the Fund's portfolio securities that the current net asset value of the Fund might be materially affected by changes in the value of portfolio securities. The net asset value per share is calculated by taking the total value of the Fund's assets, deducting total liabilities and dividing the results by the number of shares outstanding. Securities traded on the New York
                               Stock Exchange are valued at their price at the close of regular trading on the New York Stock
                               Exchange. Options traded on one or more ex-changes are valued at their closing prices on whatever exchange the last sale occurred. All other portfolio securities which are traded on a national securities exchange are valued at their last sale. In all cases, when there is no last sale on that day or if the last sale is unrepresentative, the value is taken to be the mean between the last current bid and asked prices. All other securities not so traded are valued at the mean between the last current bid and asked prices if market quotations are available. Other securities and assets are val-ued at fair value in accordance with methods determined in good faith by or under the direc-tion of the Fund's Board of Directors.

                               Money market securities are valued at the most recent bid price or yield equivalent as ob-tained from dealers that make markets in such securities. Securities with a remaining matu-rity of 60 days or less are valued on an amor-tized basis. This involves valuing a portfolio security at its cost initially and thereafter assuming a constant amortization to maturity of any discount or premium, regardless of the im-pact of fluctuating interest rates on the mar-ket value of the security.

HOW TO PURCHASE SHARES         Shares of the Fund are purchased directly from
                               the Fund with no sales charge or commission at net asset value next computed after an order and payment are received by the Fund. Any order received after 1:00 P.M. Pacific Time will be processed at the next day's closing net asset value. There is no minimum on initial or subse-quent purchases of Fund shares by tax deferred retirement plans (including IRA, SEP-IRA and profit sharing and money purchase plans) or Uniform Gifts to Minors Act accounts. For other investors the minimum is $5,000 for an initial purchase and there is no minimum for subsequent purchases.

                               Shares of the Fund may be purchased by custom-ers of broker-dealers or other financial inter-mediaries ("Service Agents") which have estab-lished a shareholder servicing relationship with the Fund on behalf of their customers. Service Agents may impose additional or differ-ent conditions on purchases or redemptions of Fund shares and may charge transaction or other account fees. Each Service Agent is responsible for transmitting to its customers a schedule of any such fees and information regarding addi-tional or different purchase or redemption con-ditions. Shareholders who are customers of Service Agents should consult their Service Agent for information regarding these fees and conditions. Amounts paid to Service Agents may include transaction fees and/or service fees paid by the Fund from the Fund assets attribut-able to the Service Agent, which would not be imposed if shares of the Fund were purchased directly from the Fund or its distributor. Service Agents may provide shareholder services to their customers that are not available to a shareholder dealing directly with the Fund.

                               Service Agents may enter confirmed purchase or-ders on behalf of their customers. If shares of the Fund are purchased in this manner, the Service Agent must receive your investment or-der before the close of trading on the New York Stock Exchange, and transmit it to the Fund's Sub-Transfer Agent, Chase Global Funds Services Company, prior to the close of their business day to receive that day's share price. Proper payment for the order must be received by the Sub-Transfer Agent no later than the time when the Fund is priced on the following business day. Service Agents are responsible to their customers and the Fund for timely transmission of all sub-scription and redemption requests, investment information, documentation and money.

                               The Fund reserves the right to reject any pur-chase order or to suspend or modify the contin-uous offering of its shares.

PURCHASE BY MAIL               Initial purchases of Fund shares may be made by
                               mailing a completed and signed application, to-gether with a check payable to the Fund, to:

                               The Analytic Optioned  Street Address
                               Equity Fund, Inc.      (overnight mail)
                               P.O. Box 2798          73 Tremont Street
                               Boston, MA 02208       Boston, MA 02108
                               (800) 374-2633

                               Subsequent purchases of Fund shares may be made by mailing to the above address the account stub which accompanies any Fund confirmation statement along with a check payable to the Fund or by mailing to the above address a check payable to the Fund. If you chose to mail a check without the account stub, please make sure that your check includes your account num-ber, account name and the Fund's name.

PURCHASE BY WIRE               Initial and subsequent purchases may be made by
                               wiring Federal Funds addressed:

                                           The Chase Manhattan Bank
                                                ABA #021000021
                                  The Analytic Optioned Equity Fund, Inc.--
                                         (Defensive Equity Portfolio)
                                            Credit DDA 9102791614
                                      Account Registration: (your name)
                                       Account #: (your account number)

                               Before wiring funds you must telephone the Fund's sub-transfer agent at (800) 374-2633 with the bank name, date and amount being wired to insure proper investment.

                               FOR INITIAL PURCHASES ONLY: No purchases will be processed until a completed and signed ap-plication is received.

PURCHASE BY EXCHANGE           You may open an account or purchase additional
                               shares by making an exchange from an existing account in The Analytic Series Fund. You may not open an account by exchange unless you have completed an account application. For further information concerning exchanges, see "Exchang-ing Shares" discussed below.

                               All shares (including reinvested dividends and capital gain distributions) are issued or re-deemed in full and fractional shares rounded to the third decimal place, at net asset value, with no fees or charges. No share certificates will be issued except for investors whose regu-lators require them to hold certificates. In-stead, an account will be established for each shareholder and all shares purchased will be held in book entry form by the Fund. Any trans-action respecting an account, including rein-vestment of dividends and distributions, will be confirmed in writing to the shareholder showing the details of the transaction. (See "Shareholder Accounts.")

HOW TO REDEEM SHARES
TELEPHONE REDEMPTION           Provided the shareholder has previously estab-
 PRIVILEGE                     lished the telephone redemption privilege (by
                               completing the telephone redemption portion of his application to purchase shares or by subse-quent written instructions with signature(s) guaranteed) a shareholder may redeem all or part of his shares by calling the Fund's sub-transfer agent at (800) 374-2633. No request for redemption will be accepted by telephone or wire except where redemption proceeds are to be remitted to a predesignated bank account. The redemption proceeds will be wired to the bank designated in the instructions. Any changes to the telephone redemption instructions must be in writing with signature(s) guaranteed. Tele-phone redemption privileges are not permitted for Analytic prototype retirement plans.

                               The Fund's sub-transfer agent will employ pro-cedures designed to provide reasonable assur-ance that instructions communicated by tele-phone are genuine and, if it does not do so, it may be liable for any losses due to unautho-rized or fraudulent instructions. The proce-dures employed by the sub-transfer agent in-clude requiring the following information at the time of the telephone call:

                               1. Account number;

                               2. Registration of account; and

                               3. Social Security Number or Tax I.D.

                               NOTE: Neither the Fund nor the sub-transfer agent is responsible for unauthorized telephone redemptions by a person reasonably believed to be a shareholder unless the sub-transfer agent has received written notice canceling the tele-phone redemption authorization. The Fund may change or discontinue the telephone redemption privilege without notice. For your protection, the Fund and its agents reserve the right to record all calls.

                               The Fund reserves the right to refuse a tele-phone redemption if it believes it is advisable to do so. Telephone redemptions may be difficult to implement during periods of dras-tic economic or market changes, which may re-sult in an unusually high volume of telephone calls. If a shareholder is unable to reach the Fund's sub-transfer agent by telephone, shares may be redeemed in writing as described below.

REDEMPTIONS BY WRITTEN         A shareholder may also redeem all or part of
 INSTRUCTIONS                  his shares by written request to the Fund's
                               sub-transfer agent at the address set forth above under "Purchase by Mail." The written re-quest must be endorsed by the registered own-er(s) exactly as the account is registered, in-cluding any special capacity of the registered owner(s). Where the owner or owners have not arranged with the Fund for redemption proceeds to be remitted to a predesignated bank account, the Fund requires that the signature(s) be guaranteed. Fiduciaries, corporations and other entities may also be required to furnish sup-porting documents.

REDEEMING BY EXCHANGE          Shares may be redeemed by making an exchange
                               into any portfolio of The Analytic Series Fund.
                               For more information, see "How to Exchange
                               Shares" discussed below.

SIGNATURE GUARANTEES           To protect the shareholder's account and the
                               Fund from fraud, signature guarantees are re-quired for certain redemptions. The purpose of signature guarantees is to verify the identity of the party who has authorized the redemption.
                               A guarantor must be a commercial bank or trust company which is a member of the Federal De-posit Insurance Corporation, a member firm of a national securities exchange or another eligi-ble guarantor institution. Notaries public are not acceptable guarantors. Signature guarantees are required for:

                               1. any redemption request for an account where the owner(s) have not arranged with the Fund for redemption proceeds to be remitted to a predesignated bank account;

                               2. transfers or exchanges between accounts which are not identically registered;

                               3. the addition of or change in the wiring in-structions for the financial institution desig-nated to receive redemption proceeds directly into a shareholder's account; and

                               4. procedures involving disputed or deceased shareholder accounts.

GENERAL Shares are redeemed without charge at the net asset value next computed after instructions and required documents are received in proper form. Any instructions received after 4:00 P.M. Eastern Time will be processed at the next day's closing net asset value. Payment will be made as promptly as possible but in no event later than 3 business days from the day the redemption re-quest is received. Any letter of instruction must be signed exactly as the account is regis-tered, including any special capacity of the registered owner. Under the Interest and Divi-dend Tax Compliance Act of 1983, the Fund may be required to withhold at a rate of 31% from dividends and capital gain distributions to shareholders and upon payment of redemptions to shareholders, if they have not complied with the provisions of the Act relating to the fur-nishing of taxpayer identification numbers and reporting of dividends.

                               A request for a distribution from an IRA, SEP-IRA or other tax deferred retirement account for which the Fund acts as sponsor may be de-layed until the Fund has ascertained the with-holding requirements applicable to the distri-bution. Investors may send withholding instruc-tions to the Fund on Internal Revenue Service ("IRS") Form W-4P along with the distribution request. The form is available from the IRS or by calling the Fund. If an investor does not want tax withholding from distributions, the investor may state in the distribution request (instead of using Form W-4P) that no withhold-ing is desired and that the investor under-stands that there may be a liability for income tax on the distribution, including penalties for failure to pay estimated taxes.

                               In the event that the Fund is requested to re-deem shares for which it has not received good payment (e.g., cash or cashier's check on a U.S. bank), it may delay the mailing of a re-demption check until such time as it has deter-mined that good payment has been collected for the purchase of such shares. In addition, the Fund reserves the right to defer honoring re-demption requests where the shares to be re-deemed have been purchased by check within 15 days prior to the date the redemption request is received unless the Fund has been advised that the check used for investment has been cleared for payment by the shareholder's bank. With the exception of retirement plan accounts, the Fund may close out any investor's account whenever, due to redemptions, the value of the account falls below the minimum account balance of $1,000 and the investor fails to purchase sufficient shares to bring the value of the ac-count up to $1,000 or more within 90 days after written notice to do so is sent by the Fund. Thus, for example, an investor who opens an ac-count with an initial investment of $5,000, does not add to it, and then redeems a portion of it, may be asked to increase his balance to $1,000 or have it involuntarily redeemed.

HOW TO EXCHANGE SHARES         Should your investment goals change, you may
                               exchange your shares for shares of any portfo-lio in The Analytic Series Fund. Ex-changes are processed at the net asset value per share next computed after receipt of in-structions in proper form. If the shareholders of The Analytic Series Fund approve a proposal to merge into the PBHG Funds at a shareholder meeting currently scheduled to be held on May
                               28, 1998, this exchange privilege will termi-nate.

EXCHANGING SHARES BY           Provided that Telephone Exchange Privileges
 TELEPHONE                     have been established (by completing the "Tele-
                               phone Exchange Privileges" portion of the Ac-count Registration or by subsequent written in-structions with signature(s) guaranteed), a shareholder may exchange all or part of his shares by calling the Fund's sub-transfer agent at (800) 374-2633. The Fund's sub-transfer agent will employ procedures designed to pro-vide reasonable assurance that instructions communicated by telephone are genuine and, if it does not do so, it may be liable for any losses due to unauthorized or fraudulent in-structions. The procedures employed by the sub-transfer agent include requiring the following information at the time of the telephone call:

                               1. Account number;

                               2. Registration of account; and

                               3. Social Security Number or Tax I.D.

                               NOTE: Neither the Fund nor the sub-transfer agent is responsible for unauthorized telephone exchanges by a person reasonably believed to be a shareholder unless the sub-transfer agent has received written notice canceling the telephone exchange authorization. The Fund may change or discontinue the telephone exchange privilege without notice. For your protection, the Fund and its agents reserve the right to record all calls.

                               The Fund reserves the right to refuse a tele-phone exchange if it believes it is advisable to do so. Telephone exchanges may be difficult to implement during periods of drastic economic or market changes, which may result in an un-usually high volume of telephone calls. If a shareholder is unable to reach the Fund's sub-transfer agent by telephone, shares may be ex-changed in writing as described below.

                               A shareholder may exchange all or part of his shares by written request to the Fund's sub-transfer agent at the address set forth above under "Purchase by Mail." The written request must be endorsed by the owner(s) exactly as the account is registered, including any special capacity of the registered owner(s). The Fund requires that the signature(s) be guaranteed.

IMPORTANT EXCHANGE             Before you make an exchange you should consider
 INFORMATION                   the following:

                               1. Please read the prospectus of The Analytic Series Fund before making an exchange.

                               2. An exchange is treated as a redemption and a purchase and any gain or loss on the transac-tion is taxable.

                               3. Recently purchased shares may not be ex-changed until payment for the purchase has been collected. The Fund reserves the right to defer honoring exchange requests where shares to be exchanged have been purchased by check within 15 days prior to the date of the exchange re-quest, unless the Fund has been advised that such check has been cleared for payment by the shareholder's bank.

                               4. Exchanges are accepted only if the registra-tions of the accounts are identical.

                               5. The redemption and purchase price of shares redeemed by exchange is the net asset value per share of the respective funds next computed af-ter the Fund receives instructions in proper form.

                               6. No exchange can be made unless the shares to be purchased have been registered in the state of the purchaser.

EXCHANGE PRIVILEGE             The Fund's exchange privilege is not intended
 LIMITATIONS                   to afford shareholders a way to speculate on
                               short-term market movements. Accordingly, in order to prevent excessive use of the Exchange
                               Privilege that may potentially disrupt the man-agement of the Fund and increase transaction costs, the Fund may establish a policy of lim-iting excessive exchange activity.

SHAREHOLDER ACCOUNTS           When an investor makes his initial purchase of
                               shares an account will be opened for him on the books of the Fund, and he will receive a con-firmation of the opening of his account. There-after, whenever a transaction takes place in the account, such as a purchase, redemption, transfer, change of address, reinvestment of income or capital gain distributions, or with-drawal of share certificates, a confirmation will be sent to the shareholder giving complete details of that transaction. In addition, shareholders will receive quarterly statements giving complete details of all transactions during the quarter.

                               A shareholder may make additional investments in his account by sending a check, money order or wire funds made payable to the Fund. Income distributions (including dividends and distri-butions of net short-term capital gains) and net long-term capital gains distributions, if any, will be reinvested in full and fractional shares rounded to the third decimal place, at the net asset value per share determined on the payment date. Shareholders wishing to receive fixed payments on a monthly or quarterly basis in amounts of $100 or more may do so by writing to the Fund (at the address set forth above un-der "Purchase by Mail") or noting the appropri-ate box on the application form. (See "With-drawal Plan".)

TAX SHELTERED RETIREMENT       Shares of the Fund may be purchased in connec-
 PLANS                         tion with certain prototype tax sheltered re-
                               tirement plans, (IRA, SEP-IRA and profit shar-ing and money-purchase plans) for corporations, partnerships and self-employed individuals to benefit themselves and their employees. Invest-ors with existing plans who wish to invest their plan assets in the Fund without adopting a prototype may do so by completing the Appli-cation to Purchase Shares which accompanies this Prospectus.

                               The Adviser, at no cost to the Fund or any of the Fund's shareholders, pays all fees for pro-totype retirement plans offered by the Fund (including IRA accounts) for the life of the plan's account with the Fund. These fees can be substantial and include all trustee and custo-dian, set-up, activity, and annual maintenance fees. Complete information and simplified forms to establish new accounts, or to transfer as-sets from existing accounts, are available on request.

WITHDRAWAL PLAN                Any shareholder may establish a withdrawal plan
                               under which he receives a monthly or quarterly check in a predetermined amount of not less than $100. All income dividends and any real-ized gain distributions attributable to the ac-count will be reinvested at net asset value on the payment dates, as with other shareholder accounts, and shares of the Fund as specified on the Application will be redeemed from the account in order to make the required with-drawal payments. The shareholder may vary the amount or frequency of withdrawal payments, temporarily discontinue them or terminate them by notifying the Fund in writing at the address set forth above under "Purchase by Mail." There is no charge for this service; however, the Fund reserves the right to amend or discontinue such plans on thirty days' notice.

                               Withdrawal payments should not be considered dividends, yield, or income on an investment, since portions of each payment may consist of a return of capital. Depending upon the size and frequency of payments and fluctuations in value of the Fund's shares redeemed, redemptions for the purpose of making withdrawal plan disburse-ments may reduce or even exhaust a shareholder account.

DIVIDENDS, DISTRIBUTIONS AND
 TAXES
TAX STATUS OF THE FUND         The Fund intends to qualify as a "regulated in-
                               vestment company" under the Internal Revenue
                               Code. As a regulated investment company, it will not be liable for federal income taxes on amounts paid by it as dividends and distribu-tions. The Fund did so qualify during its last fiscal year, and intends to qualify in current and future years. However, the Code contains a number of complex tests relating to qualifica-tion which the Fund might not meet in any par-ticular year. If it did not so qualify, it would be treated for tax purposes as an ordi-nary corporation and receive no tax deduction for payments made to shareholders.

DISTRIBUTIONS                  The Fund intends to distribute its investment
                               company taxable income, exclusive of capital gains, on a quarterly basis. Any net short-term capital gains will be distributed at least an-nually and may be distributed more frequently at the discretion of the Fund's Board of Direc-tors. Distributions of net capital gains (net long-term capital gains less net short-term capital losses) if any, will be made annually.
                               Income distributions (including dividends and distributions of net short-term capital gains) and net long-term capital gains distributions, if any, will be reinvested in full and frac-tional shares rounded to the third decimal place, at the net asset value per share deter-mined on the payment date.

TAXATION OF SHAREHOLDERS       Dividends paid by the Fund from net investment
                               income, whether in cash or reinvested in shares, are taxable to shareholders as ordinary income. Short-term capital gains will be taxed as ordinary income. Long-term capital gains distributions are taxed as long-term capital gains. Shareholders will be notified annually of dividend income earned for tax purposes.

                               The sale of shares of the Fund is a taxable event and may result in a capital gain or loss. A capital gain or loss may be realized from any ordinary redemption of shares or exchange of shares.

                               Pursuant to the Interest and Dividend Tax Com-pliance Act of 1983, shareholders may be sub-ject to backup withholding of federal income tax at a 31% rate on dividends and other pay-ments made to shareholders if they have not provided the Fund with their correct social se-curity number or other taxpayer identification number, or have not made the certifications re-quired by the Internal Revenue Service. These certifications must be made on the application or on a separate form supplied by the Fund.

                               Any net capital gain distribution paid by the Fund has the effect of reducing the net asset value per share on the reinvestment date by the amount of the distribution. Therefore, a capi-tal gain distribution paid shortly after a pur-chase of shares by an investor would represent, in substance, a partial return of capital to the shareholder (to the extent it is paid on the shares so purchased), even though it could be subject to income taxes. Accordingly, prior to purchasing shares of the Fund, an investor should carefully consider the impact of divi-dends or capital gains distributions which are expected to be or have been announced. Each shareholder of the Fund is advised to consult his own tax adviser with respect to applicable Federal, state and local tax laws.

TAX CONSIDERATIONS IN
 PORTFOLIO TRANSACTIONS        As a covered call and secured put option writ-
                               er, the Fund has great flexibility in determin-ing the taxable nature of its investment re-sults, and it is this flexibility which the Fund will utilize to attempt to achieve an equal emphasis on current income and long-term capital gains earned on the Fund's investment portfolio. There can be no assurance, however, that such equal emphasis can be achieved over any particular period of time. Moreover, optioning securities in the Fund's investment portfolio may have the effect of reducing capi-tal appreciation earned on such securities be-low that which could have been earned had no options been written on such securities.

                               Further, since shareholders of the Fund who are taxable may receive distributions which are taxed to them as ordinary income in years when the total return of the Fund is less than its dividend and interest return, during such years the Fund will attempt, consistent with its in-vestment objective, to minimize its sharehold-ers' ordinary taxable income by offsetting, to the extent possible, any net short-term capital gains that may have been realized from expired options and profitable closing purchase trans-actions by selling underlying stocks with unrealized capital losses. Otherwise, in such years the Fund's shareholders might have both a negative total return and current taxable in-come, thus being subject to the payment of in-come taxes in a year in which their real wealth may have declined. Of course, there can be no assurance that the Fund will have sufficient unrealized losses on its underlying common stocks to be able to offset these net short-term capital gains.

CAPITAL STOCK                  The Fund has an authorized capital of 100 mil-
                               lion shares of common stock with no par value.
                               All shares are of the same class with equal rights and privileges. Except with respect to the election of directors where cumulative vot-ing may apply, each share is entitled to one vote and to participate equally in dividends and distributions declared by the Fund. Cumula-tive voting means that each shareholder is en-titled to as many votes as shall equal the num-ber of his shares of common stock multiplied by the number of directors to be elected, and such shareholder may cast all such votes for a sin-gle director or divide them among two or more directors as he sees fit. The shares are fully paid and nonassessable and have no pre-emptive, conversion or exchange rights. The shares are transferable without restriction. The Fund does not normally hold annual meetings of sharehold-ers except when required by the 1940 Act.

GENERAL INFORMATION            The Fund's Custodian is The Chase Manhattan
                               Bank.

                               Shareholder inquiries should be made by tele-phone at (800)374-2633 or in writing to the following address:

                               Analytic Funds     Street Address
                               P.O. Box 2798      (overnight mail)
                               Boston, MA 02208   73 Tremont Street
                               (800) 374-2633     Boston, MA 02108

                               Each shareholder will receive annual and semi-annual financial statements, including a list of portfolio securities and outstanding call and put options. The annual financial state-ments of the Fund will be audited by indepen-dent certified public accountants.

GLOSSARY OF INVESTMENT TERMS   QUARTERLY TOTAL RETURNS:
 AND STOCK AND DEBT OPTION
 TERMS

INVESTMENT TERMS               The percentage change over a quarter in the
                               value of a shareholder's investment, assuming immediate reinvestment of all distributions in additional Fund shares and no adjustment for the shareholder's income tax consequences. This change derives from: dividends, interest, real-ized capital gains or losses, changes in unrealized capital appreciation or deprecia-tion, premiums received from expired options and gains or losses on closing purchase trans-actions, all less expenses. For example, assume a shareholder's investment in the Fund has a value of $100 at the start of a three-month pe-riod. If the value of his investment, after im-mediate reinvestment of all income and capital gains distributions, is $101 at the end of such period, the total return for the period would be +1%. If the value at the end of such period is $99 (again after reinvestment of all income and capital gains distributions), the total re-turn for the period would be -1%.

                               LONG TERM TOTAL RETURNS:

                               The percentage change in the value of a share-holder's initial investment after a full market cycle (usually 3 or more years), expressed as a constant annual compound rate of total re-turn, assuming the reinvestment of all subse-quent income and capital gain distributions in additional Fund shares. For example, suppose a shareholder's initial investment is $100 (one share whose net asset value is $100) and that all subsequent income and capital gain distri-butions are reinvested in additional Fund shares on the distribution date. If after three years the initial one share has become 1.2 shares and the net asset value per share is $104.98, then the initial $100 investment is worth $125.98 (1.2 X $104.98) and has grown at 8% per annum compounded. Compounded means that at the end of each compounding interval, in this example one year, the total return is com-puted and reinvested in additional fund shares at the end of each compounding interval. Thus, at the end of the first year the initial $100 investment is worth $108, and at the end of the second year it is worth $116.64, and at the end of the third year it is worth $125.98. Similar-ly, if after three years the net asset value per share is $64.89 then the initial $100 in-vestment is worth $77.87 (1.2 X $64.89) and has had a negative return of 8% per annum compound-ed. Also if after three years the net asset value per share is $83.33 then the initial $100 investment is worth $100 (1.2 X $83.33) and has had a net return of zero per cent per annum. As these examples show, the basic components on total return, income and the change in value of the portfolio securities will vary and there can be no assurance that the Fund's total re-turn will be positive or that it will accrue at a constant rate.

                               FLUCTUATIONS IN TOTAL RETURN:

                               Fluctuations in the Fund's total return will be measured by the standard deviation of the Fund's quarterly total returns. The standard deviation of returns measures the extent to which the individual returns deviate from their arithmetic average. The standard deviation is used extensively as a measure of dispersion
                               (risk) and provides a good historical measure of the variability of returns from an invest-ment portfolio. For example, the following ta-ble shows the 112 quarterly total returns (as-suming reinvestment of all dividends at the end of each calendar quarter with no transaction costs) for a Standard & Poor's 500 Stock Index over the twenty-eight year period ended Decem-ber 31, 1997. The arithmetic average of these quarterly returns is 3.63% and their standard deviation is 7.96%. In 32 of these 112 quarters the total return was negative.

PERCENT QUARTERLY TOTAL
RETURN, S&P 500 STOCK INDEX,
1970-1997

                                %                %                %
                   YEAR   QTR RETURN  YEAR QTR RETURN  YEAR QTR RETURN
                   ----   --- ------  ---- --- ------  ---- --- ------
                   1970     1  (1.77) 1971   1   9.69  1972   1   5.75
                            2 (18.03)        2   0.16         2    .67
                            3  16.92         3  (0.58)        3   3.92
                            4  10.41         4   4.64         4   7.56
                   1973     1  (4.89) 1974   1  (2.82) 1975   1  22.95
                            2  (5.77)        2  (7.56)        2  15.36
                            3   4.81         3 (25.16)        3 (10.95)
                            4  (9.18)        4   9.37         4   8.65
                   1976     1  14.98  1977   1  (7.45) 1978   1  (4.94)
                            2   2.47         2   3.31         2   8.51
                            3   1.91         3  (2.83)        3   8.67
                            4   3.22         4  (0.11)        4  (4.93)
                   1979     1   7.10  1980   1  (4.12) 1981   1   1.38
                            2   2.73         2  13.49         2  (2.30)
                            3   7.65         3  11.22         3 (10.23)
                            4   0.14         4   9.49         4   6.93
                   1982     1  (7.31) 1983   1  10.12  1984   1  (2.40)
                            2  (0.56)        2  11.10         2  (2.57)
                            3  11.52         3  (0.13)        3   9.70
                            4  18.25         4   0.40         4   1.89
                   1985     1   9.19  1986   1  14.11  1987   1  21.36
                            2   7.34         2   5.89         2   5.02
                            3  (4.10)        3  (6.97)        3   6.60
                            4  17.21         4   5.58         4 (22.53)
                   1988     1   5.70  1989   1   8.83  1990   1  (3.00)
                            2   6.67         2   7.09         2   6.28
                            3   0.33         3  10.71         3 (13.75)
                            4   3.08         4   2.07         4   8.96
                   1991     1  14.53  1992   1  (2.53) 1993   1   4.37
                            2  (0.22)        2   1.90         2    .49
                            3   5.35         3   3.16         3   2.58
                            4   8.38         4   5.04         4   2.32
                   1994     1  (3.79) 1995   1   9.74  1996   1   5.37
                            2   0.42         2   9.55         2   4.49
                            3   4.89         3   3.59         3   3.09
                            4  (0.02)        4  10.49         4   8.35
                   1997     1   2.69
                            2  17.44
                            3   7.49
                            4   2.88

STOCK AND DEBT OPTION TERMS    OPTION:

                               An option is either a call or put option issued by the Options Clearing Corporation (the "Clearing Corporation") on a stock or debt se-curity and traded on one or more Exchanges, as defined below, or subject to regulatory ap-proval is traded over-the-counter. Currently options are traded on common stocks, stock in-dexes, stock index futures; on U.S. Treasury bonds, notes, and bills; and on GNMA securi-ties. Such options give a holder the right to sell (in the case of a put option) or to buy (in the case of a call option) the number of shares or other units of the underlying secu-rity covered by the option at a fixed or deter-minable exercise price. The rights represented by an option may be exercised by the proper filing of an exercise notice prior to the fixed expiration time of the option.

                               CLASS OF OPTIONS:

                               Options covering the same underlying security.

                               CLEARING CORPORATION:

                               The Option Clearing Corporation.

                               CLOSING PURCHASE TRANSACTION:

                               A transaction in which an investor who is obli-gated as a writer (seller) of an option termi-nates his obligation as a writer by purchasing on an exchange, in a closing purchase transac-tion, an option of the same series as the op-tion previously written. Such a transaction has the effect of canceling the option writer's po-sition as a writer and does not result in the ownership of a new option.

                               CLOSING SALE TRANSACTION:

                               A transaction in which an investor who is the holder of an outstanding option liquidates his position as a holder by selling an option of the same series as the option previously pur-chased. Such sale does not result in the in-vestor assuming the obligations of a writer.

                               COVERED CALL OPTION WRITER:

                               A writer of a call option who, so long as he remains obligated as a writer, owns the under-lying security or a security which is immedi-ately convertible into the underlying security or who holds on a security-for-security basis on all on the same security as the call written where the exercise price of the call held is equal to or less than the exercise price of the call written or, if greater than the exercise price of the call written, the difference is maintained by the writer in U.S. Government se-curities in a segregated account with the writ-er's broker or custodian.

                               COVERED PUT OPTION WRITER:

                               A writer of a put option who, so long as he re-mains obligated as a writer, has deposited U.S. Government securities with a value equal to or greater than the exercise price with a securi-ties depository and has pledged them to the Op-tions Clearing Corporation for the account of the broker-dealer carrying the writer's posi-tion or who holds on a security-for-security basis a put on the same security as the put written where the exercise price of the put held is equal to or greater than the exercise price of the put written or if less than the exercise price of the put written, the differ-ence is maintained by the writer in U.S. Gov-ernment securities in a segregated account with the writer's broker or custodian.

                               EXCHANGE:

                               A national securities exchange on which options are traded: currently the Chicago Board Options Exchange ("CBOE"), American Stock Exchange ("AMEX"), Pacific Stock Exchange ("PSE"), Phil-adelphia Stock Exchange ("PHLX") and New York Stock Exchange ("NYSE").

                               EXERCISE PRICE:

                               The price per unit at which the holder of a call option may purchase (and the holder of a put option may sell) the underlying security upon exercise of the option, sometimes referred to as the striking price.

                               EXPIRATION DATE:

                               The latest date when an option may be exer-cised.

                               NASDAQ OPTIONS:

                               Standardized options on unlisted securities which are displayed on the National Association of Securities Dealers Automated Quotations Sys-tem.

                               OPTION PERIOD:

                               The time during which an option may be exer-cised, generally from the date the option is written through its expiration date.

                               PREMIUM:

                               The price of an option agreed upon between the buyer and writer (seller) for their agents in a transaction on an Exchange.

                               PUT OPTION:

                               Any option issued by the Clearing Corporation and traded on one or more of the Exchanges re-ferred to above which gives the holder the right to sell to the Clearing Corporation the underlying security at the stated exercise price by filing an exercise notice prior to the expiration date.

                               SECURED PUT OPTION WRITER:

                               A writer of a put option who has an underlying money market investment in an amount not less than the exercise price of the option, so long as he remains obligated as writer of the put option.

                               SERIES OF OPTIONS:

                               Options covering the same underlying security and having the same exercise prices and expira-tion dates.

                               STANDARD & POOR'S 500 STOCK INDEX:

                               An unmanaged index composed of 400 industrial stocks, 40 financial stocks, 40 utilities stocks, and 20 transportation stocks. Compari-sons of performance assume reinvestment of div-idends.

                               UNDERLYING SECURITIES:

                               The securities subject to purchase upon the ex-ercise of a call option or subject to sale upon the exercise of a put option.

APPENDIX                       U.S. Government securities include (1) U.S.
DESCRIPTION OF U.S.            Treasury obligations, which differ only in
 GOVERNMENT SECURITIES.        their interest rates, maturities and times of
                               issuance: U.S. Treasury bills (maturity of one year or less), U.S. Treasury notes (maturities of one to ten years) and U.S. Treasury bonds
                               (generally maturities of greater than ten years); and (2) obligations issued or guaran-teed by U.S. Government agencies and instrumen-talities which are supported by any of the fol-lowing: (a) the full faith and credit of the U.S. Treasury (such as Government National
                               Mortgage Association (GNMA) Certificates), (b) the right of the issuer to borrow an amount limited to a specific line of credit from the U.S. Treasury, (c) discretionary authority of the U.S. Government to purchase certain obliga-tions of the U.S. Government agency or instru-mentality, or (d) the credit of the instrumen-tality. Agencies and instrumentalities include:
                               Federal Land Banks, Farmers Home Administra-tion, Central Bank for Cooperatives, Federal
                               Intermediate Credit Banks, Federal Home Loan
                               Banks, and Federal National Mortgage Associa-tion.

                               GNMA Certificates are mortgage-backed securi-ties representing part ownership of a pool of mortgage loans. These loans--issued by lenders such as mortgage bankers, commercial banks and savings and loan associations--are either in-sured by the Federal Housing Administration or guaranteed by the Veterans Administration. A "pool" or group of such mortgages is assembled and, after being approved by GNMA, is offered to investors through securities dealers. Once approved by GNMA, the timely payment of inter-est and principal on each mortgage is guaran-teed by the full faith and credit of the U.S. Government.

                               GNMA Certificates differ from bonds in that principal is paid back monthly by the borrower over the term of the loan rather than returned in a lump sum at maturity. GNMA Certificates are called "pass-through" securities because both interest and principal payments (including prepayments) are passed through to the holder of the Certificate.

DESCRIPTION OF VARIOUS         OPTIONS ON STOCK INDEXES:
 OPTIONS, FUTURES CONTRACTS,
 AND RELATED OPTIONS.

                               Options on stock indexes are similar to options on stock except that the delivery requirements are different. Instead of giving the right to take or make delivery of stock at a specified price, an option on a stock index gives the holder the right to receive a cash "exercise settlement amount" equal to (i) the amount by which the fixed exercise price of the options exceeds (in the case of a put) or is less than (in the case of a call) the closing value of the underlying index on the date of exercise, multiplied by (ii) a fixed "index multiplier". Receipt of this cash amount will depend upon the closing level of the stock index upon which the option is based being greater than, in the case of a call, or less than, in the case of a put, the exercise price of the option. The amount of cash received will be equal to such difference between the closing price of the in-dex and the exercise price of the option ex-pressed in dollars times a specified multiple. The writer of the option is obligated, in re-turn for the premium received, to make delivery of this amount. Gain or loss to the Fund on transactions in stock index options will depend on price movements in the stock market gener-ally (or in a particular industry or segment of the market) rather than price movements of in-dividual securities.

                               As with stock options, the Fund may offset its position in stock index options prior to expi-ration by entering into a closing transaction on an exchange or it may let the option expire unexercised.

                               A stock index fluctuates with changes in the market value of the stocks included in the in-dex. Some stock index options are based on a broad market index such as the S & P 500, the S & P 100, or the N.Y.S.E. Composite Index. In-dexes are also based on an industry or market segment such as the AMEX Oil and Gas Index or the Computer and Business Equipment Index. Op-tions on stock indexes are currently traded on the following exchanges among others: The Chi-cago Board Options Exchange, New York Stock Ex-change and American Stock Exchange.

                               STOCK INDEX FUTURES:

                               A stock index futures contract is a bilateral agreement pursuant to which the Fund will agree to receive or deliver at settlement an amount of cash equal to a dollar amount multiplied by the difference between the value of a stock in-dex at the close of the last trading day of the contract and the price at which the futures contract is originally struck. Stock index futures have similar characteristics to other futures contracts such as the financial futures discussed below, except that settlement is through delivery of cash rather than the under-lying instruments. The Fund will be required to deposit with its Custodian or broker an amount of cash, cash equivalents, money market instru-ments or U.S. Treasury bills equal to approxi-mately 5% of the contract amount as initial margin. Daily variation margin payments to and from the Fund must be made during the life of the futures contract in order to reflect in-creases or decreases in the contract's value. At any time prior to expiration of the stock index futures contract, the Fund may elect to close the position by taking an opposite posi-tion. A final determination of variation margin is then made, and additional cash is required to be paid or released by the Fund, which will realize a gain or loss. In addition, the Fund will pay a commission on each contract, includ-ing offsetting transactions. Stock index futures are currently traded on the following exchanges among others: Chicago Mercantile Ex-change, New York Financial Exchange and Kansas City Board of Trade.

                               OPTIONS ON STOCK INDEX FUTURES:

                               Put and call options are traded on stock index futures and they have characteristics and ter-minology similar to other exchange traded op-tions discussed above. See "Stock Index Futures" above for a description of the instru-ments underlying these options.

                               FINANCIAL FUTURES CONTRACTS:

                               A financial futures contract sale creates an obligation by the Fund, as seller, to deliver the specific type of financial instrument called for in the contract at a specified future time for a specified price. A financial futures con-tract purchase creates an obligation by the Fund, as purchaser, to take delivery of the specific type of financial instrument at a specified future time at a specified price. The specific securities delivered or taken, respec-tively, on the settlement date, are not deter-mined until at or near that date. The determi-nation is in accordance with the rules of the exchange on which the futures contract sale or purchase was made. The Fund does not intend to take delivery of the instruments underlying futures contracts it holds.

                               Although financial futures contracts by their terms call for actual delivery or acceptance of securities, in most cases the contracts are closed out before the settlement date without the making or taking of delivery of securities. Closing out a futures contract sale is effected by the Fund entering into a futures contract purchase for the same aggregate amount of the specific type of financial instrument and same delivery date. If the price in the sale exceeds the price in the offsetting purchase, the Fund is paid the difference and thus realizes a gain. If the offsetting purchase price exceeds the sale price, the Fund pays the difference and realizes a loss. Similarly, the closing out of a futures contract purchase is effected by the Fund entering into a futures contract sale. If the offsetting sale price exceeds the pur-chase price, the Fund realizes a gain, and if the purchase price exceeds the offsetting sale price, the Fund realizes a loss.

                               The purchase or sale of a futures contract dif-fers from the purchase or sale of the security, in that no price or premium is paid or re-ceived. Instead, cash, cash equivalents, money market instruments, or U.S. Treasury bills equal to approximately 1 1/2% of the contract amount must be deposited by the Fund with its Custodian or broker. This amount is known as initial margin. Subsequent payments to and from the broker, called variation margin, are made on a daily basis as the price of the underlying security fluctuates making the long and short positions in the futures contract more or less valuable, a process known as "mark-to-market". At any time prior to expiration of the futures contract, the Fund may elect to close the posi-tion by taking an opposite position which will operate to terminate the position in the futures contract. A final determination of variation margin is then made, additional cash is required to be paid to or released by the broker, and the Fund realizes a loss or gain. In addition, the Fund will pay a commission on each contract, including offsetting transac-tions.

                               Currently, financial futures contracts can be purchased or sold on U.S. Treasury bills, U.S. Treasury bonds, U.S. Treasury notes with maturities between 2 and 10 years, on GNMA Cer-tificates, and on three-month domestic bank certificates of deposit. While Treasury bonds, Treasury bills and Treasury notes are backed by the full faith and credit of the U.S. Govern-ment and GNMA Certificates are guaranteed by a U.S. Government agency, the futures contracts in U.S. Government securities are not obliga-tions of the U.S. Treasury.

                               Financial futures contracts are traded in an auction environment on the floors of several exchanges--principally, the Chicago Board of Trade, the Chicago Mercantile Exchange and the New York Futures Exchange. The Fund will deal only in standardized contracts on recognized exchanges. Each exchange guarantees performance under contract provisions through a clearing corporation, a nonprofit organization managed by the exchange membership which is also re-sponsible for handling daily accounting of de-posits or withdrawals of margin.

                               OPTIONS ON FINANCIAL FUTURES:

                               Put and call options are traded on financial futures contracts, and they have characteris-tics and terminology similar to other exchange traded options. See "Financial Futures Con-tracts" above for a description of the instru-ments underlying these options.

                                 ANALYTICFUNDS


                                 THE DEFENSIVE
                                EQUITY PORTFOLIO


                              of Analytic Optioned
                                  Equity Fund


                                   PROSPECTUS
                                 April 22, 1998

                       MEMBER OF
                       --------------------------------
                       100% NO-LOAD MUTUAL FUND COUNCIL
                       --------------------------------

OFFICERS AND DIRECTORS

CHAIRMAN OF THE

BOARD OF DIRECTORS
               Michael F. Koehn
               Michael D. Butler
DIRECTOR
               Robertson Whittemore
DIRECTOR
               Harindra de Silva
PRESIDENT
               Gregory M. McMurran
TREASURER
SENIOR VICE PRESIDENT AND SECRETARY
               Marie Nastasi Arlt

INVESTMENT ADVISER
Analytic . TSA Global Asset Management, Inc.
700 South Flower Street, Suite 2400
Los Angeles, CA 90017

TRANSFER AGENT, DIVIDEND DISBURSEMENT AGENT, AND
SHAREHOLDER RELATIONS SERVICING AGENT
UAM Fund Services, Inc.
c/o Chase Global Funds Services Company
P.O. Box 2798
Boston, MA 02208

CUSTODIAN
The Chase Manhattan Bank
1211 Avenue of the Americas
New York, NY 10036

COUNSEL
Paul, Hastings, Janofsky & Walker LLP
555 South Flower Street
Los Angeles, CA 90071

INDEPENDENT ACCOUNTANTS
Deloitte & Touche LLP
125 Summer Street
Boston, MA 02110

THE DEFENSIVE EQUITY PORTFOLIO
OF ANALYTIC OPTIONED EQUITY FUND
The Analytic Funds
c/o Chase Global Funds Services Company
P.O. Box 2798
Boston, MA 02208
Phone: (800) 374-2633

No dealer, salesman or any other person has been authorized to give any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Fund or the Adviser. This Prospectus does not constitute any offer to sell or a solicitation of any offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.